UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Piedmont Lithium Inc.
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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT RELATING TO
THE COMPANY’S ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JUNE 13, 2023

June 2, 2023

Dear Valued Shareholder,

On April 28, 2023, Piedmont Lithium Inc. (“Piedmont” or the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”), which was distributed in connection with the Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held via live audio webcast on Tuesday, June 13, 2023, at 11:00 a.m. Eastern Time.

Recently, the two major proxy advisory firms—Glass Lewis & Co. (“GL”) and Institutional Shareholder Services Inc. (“ISS”)—published their respective proxy research reports for the upcoming Annual Meeting. While we are pleased that GL and ISS have recommended that its clients vote FOR all our director nominees and FOR the approval of the majority of the other Proposals on the agenda for the Annual Meeting, GL and ISS have recommended that their clients vote against the approval of Proposals 3 through 6 listed below:

•	Advisory Vote on Executive Compensation (Proposal 3);

•	Equity Grant of Options to President/Chief Executive Officer (“CEO”) Keith Phillips (Proposal 4);

•	Equity Grant of Restricted Stock Units (“RSUs”) to President/CEO Keith Phillips (Proposal 5); and

•	Equity Grant of Performance Stock Units (“PSUs”) to President/CEO Keith Phillips (Proposal 6).

As a result, the Company is filing this supplement to the Proxy Statement to provide additional information in support of Proposal 3—advisory vote to approve the compensation of our named executive officers (“Say-on-Pay Vote”)—and Proposals 4-6 related to equity grants to our Chief Executive Officer, as indicated in the Proxy Statement and summarized above. Specifically, we believe it is important to clarify Piedmont’s position on the issues raised by GL and ISS and reiterate why voting to approve these Proposals is in the best interests of our shareholders.

As a U.S. company listed on Nasdaq, proposals relating to the compensation of executive officers—other than the Say-on-Pay Vote—are not normally subject to shareholder approval. As such, Proposals 4-6 related to equity grants to our CEO are on the ballot only because they are required by ASX rules.

Rationale for 2022 Compensation Decisions

Piedmont continues to strive toward becoming a leading producer of lithium products to support the expanding electric vehicle (“EV”) market in North America. We believe our strategy, combined with our globally diversified assets, will allow us to return value to shareholders as we focus on establishing a leadership position in the EV revolution.

A key part of our strategy is building a team of industry leaders. In our industry, the market for talented employees in 2022 remained competitive, and our compensation strategy is reflective of this competitive market.

To better understand the market for talent, Piedmont retained an independent compensation consultant to conduct a competitive pay analysis of Piedmont’s CEO and other executive officers. The analysis revealed a significant disparity in compensation of Piedmont’s CEO relative to North American peers.

Specifically, the independent compensation consultant’s analysis benchmarked the compensation of 23 publicly traded peer companies that reflects a cross section of mineral resource, clean energy, and specialty chemical companies with a median market cap of $1.3 billion. We believe this peer group was appropriate for Piedmont because it includes a mix of mining and specialty chemical businesses with a range of market caps (among which Piedmont fell at the 57th percentile) and revenues. The benchmarking resulted in compensation metrics for the 25th, 50th, and 75th percentiles of this peer group. This analysis highlighted a significant disparity in the compensation between Piedmont’s CEO and other named executive officers relative to similarly situated executives of the peer companies.

Accordingly, in 2022, we made the following changes to our compensation policy:

•	Begin to align our executive compensation targets over several years to move closer to the median pay levels of our peer group;

•	Tie a significant portion of executive compensation to specific, measurable, performance-related goals; and

•	Establish a practice of linking this component to at-risk remuneration in the form of equity grants, starting with one-time grants issued in 2022.

This resulted in:

•
Our CEO’s cash compensation being targeted below the 25th percentile of our peer group given the Company’s pre-revenue state, and the CEO’s total direct compensation, which includes long-term equity incentives, being targeted between the 25th and 50th percentile of our peer group;

•	A large portion of the CEO’s (80%) and other named executive officers’ (71% on average) remuneration being at-risk; and

•	One-time equity grants being made to address lower base salaries compared to our peer companies and to reward historical performance.

The overall package, including long-term incentive awards, was targeted below the 50th percentile compared to Piedmont’s publicly traded peers. Basing compensation more heavily on at-risk compensation, rather than cash, was designed to incentivize the CEO and other named executive officers to improve stock performance and return for all shareholders.

Our 23 compensation peer group companies used to set compensation for 2022 are listed here:

			Demographics
Company Name	Ticker	Exchange	State	Industry	Primary Industry	Revenue	Market Cap. (12/15/21)
Tronox Holdings plc	TROX	NYSE	CT	Chemicals	Commodity Chemicals	$3,471	$3,424
Kraton Corporation	KRA	NYSE	TX	Chemicals	Specialty Chemicals	$1,865	$1,488
Minerals Technologies Inc.	MTX	NYSE	NY	Chemicals	Specialty Chemicals	$1,813	$2,399
Rayonier Advanced Materials Inc.	RYAM	NYSE	FL	Chemicals	Specialty Chemicals	$1,800	$350
Koppers Holdings Inc.	KOP	NYSE	PA	Chemicals	Commodity Chemicals	$1,666	$660
AdvanSix Inc.	ASIX	NYSE	NJ	Chemicals	Commodity Chemicals	$1,601	$1,266
Ingevity Corporation	NGVT	NYSE	SC	Chemicals	Specialty Chemicals	$1,381	$2,774
Compass Minerals International, Inc.	CMP	NYSE	KS	Metals and Mining	Diversified Metals and Mining	$1,115	$1,832
Tredegar Corporation	TG	NYSE	VA	Chemicals	Commodity Chemicals	$798	$391
Myers Industries, Inc.	MYE	NYSE	OH	Containers and Packaging	Metal and Glass Containers	$699	$720
American Vanguard Corporation	AVD	NYSE	CA	Chemicals	Fertilizers and Agricultural Chemicals	$539	$468
Livent Corporation	LTHM	NYSE	PA	Chemicals	Specialty Chemicals	$380	$4,123
Amyris, Inc.	AMRS	NasdaqGS	CA	Chemicals	Specialty Chemicals	$357	$1,661
Chase Corporation	CCF	NYSEAM	MA	Chemicals	Specialty Chemicals	$293	$972
FutureFuel Corp.	FF	NYSE	MO	Chemicals	Specialty Chemicals	$264	$323
Clean Energy Fuels Corp.	CLNE	NasdaqGS	CA	Oil, Gas and Consumable Fuels	Oil and Gas Refining and Marketing	$239	$1,428
United States Lime & Minerals, Inc.	USLM	NasdaqGS	TX	Construction Materials	Construction Materials	$184	$693
FuelCell Energy, Inc.	FCEL	NasdaqGM	CT	Electrical Equipment	Electrical Components and Equipment	$73	$2,394
Danimer Scientific, Inc.	DNMR	NYSE	GA	Chemicals	Specialty Chemicals	$53	$1,063
Gatos Silver, Inc.	GATO	NYSE	CO	Metals and Mining	Silver	$0	$712
Lithium Americas Corp.	LAC	TSX	BC	Metals and Mining	Diversified Metals and Mining	$0	$4,754
NovaGold Resources Inc.	NG	TSX	BC	Metals and Mining	Gold	$0	$2,814
Seabridge Gold Inc.	SEA	TSX	ON	Metals and Mining	Gold	$0	$1,595
75th Percentile						$1,491	$2,396
50th Percentile			n =23			$380	$1,428
25th Percentile						$128	$703
Piedmont Lithium Inc.	PLL	ASX/ NasdaqCM	NC	Metals and Mining	Diversified Metals and Mining	$0	$1,230
Approx. Percent Rank						N/A	45%

Revenue is as of 12/15/21 and all figures are shown in US$mm.

Rationale for 2023 CEO Equity Awards and Enhancements to 2023 Compensation Program

In making decisions regarding 2023 compensation, our Compensation Committee engaged a new independent compensation consultant who assisted in reevaluating our compensation peer group to ensure it continues to reflect a mix of pre-revenue/revenue-generating mining and specialty chemicals companies. In connection with this review, we removed Kraton Corporation and Gatos Silver, Inc. and added Kaiser Aluminum, Century Aluminum and SunCoke Energy, Inc. The 24 compensation peer group companies used to set compensation for 2023 are listed here:

Company (n=24)	GICS Sub-Industry	Revenue (LTM)	Market Cap (11/11/2022)	Enterprise Value (11/11/2022)	Assets (LTM)	Net Income (LTM)	EBITDA (LTM)	TSR
								1-year	3-year	5-year
Tronox Holdings plc	Commodity Chemicals	$3,689	$2,254	$4,827	$6,159	$595	$927	-39%	13%	-9%
Kaiser Aluminum Corporation	Aluminum	$3,458	$1,477	$2,432	$2,374	-$2	$176	-2%	5%	7%
Century Aluminum Company	Aluminum	$2,907	$866	$1,312	$1,584	$154	$172	N/A	N/A	N/A
Minerals Technologies Inc.	Specialty Chemicals	$2,095	$1,878	$2,748	$3,387	$144	$358	-25%	2%	-4%
AdvanSix Inc.	Commodity Chemicals	$1,966	$1,093	$1,329	$1,456	$162	$282	-19%	19%	-1%
Koppers Holdings Inc.	Commodity Chemicals	$1,903	$592	$1,457	$1,653	$72	$187	-18%	-12%	-10%
SunCoke Energy, Inc.	Steel	$1,824	$695	$1,236	$1,680	$102	$300	57%	-5%	-8%
Ingevity Corporation	Specialty Chemicals	$1,621	$2,941	$4,071	$2,335	$225	$456	-4%	-4%	1%
Rayonier Advanced Materials Inc.	Specialty Chemicals	$1,591	$454	$1,212	$2,336	-$43	$130	7%	17%	-15%
Compass Minerals International, Inc.	Diversified Metals and Mining	$1,176	$1,809	$2,647	$1,577	-$173	$166	-38%	-6%	-4%
Tredegar Corporation	Commodity Chemicals	$970	$352	$472	$547	$54	$77	-16%	-9%	-2%
Myers Industries, Inc.	Metal and Glass Containers	$886	$781	$898	$550	$54	$98	4%	12%	4%
Livent Corporation	Specialty Chemicals	$717	$6,031	$6,079	$2,007	$198	$286	10%	61%	N/A
American Vanguard Corporation	Fertilizers and Agricultural Chemicals	$608	$658	$812	$776	$28	$72	26%	12%	4%
Clean Energy Fuels Corp.	Oil and Gas Refining and Marketing	$398	$1,719	$1,670	$941	-$49	$5	-12%	51%	30%
FutureFuel Corp.	Specialty Chemicals	$385	$361	$152	$341	$23	$39	-7%	4%	0%
Chase Corporation	Specialty Chemicals	$326	$898	$770	$0	$45	$79	-12%	-8%	-4%
Amyris, Inc.	Specialty Chemicals	$259	$719	$1,609	$754	-$341	-$519	-71%	-21%	-8%
United States Lime & Minerals, Inc.	Construction Materials	$224	$766	$648	$356	$42	$74	0%	17%	11%
FuelCell Energy, Inc.	Electrical Components and Equipment	$105	$1,476	$1,190	$944	-$124	-$96	-67%	101%	-32%
Danimer Scientific, Inc.	Specialty Chemicals	$56	$304	$518	$733	-$164	-$109	-83%	N/A	N/A
Lithium Americas Corp.	Diversified Metals and Mining	$0	$3,815	$3,663	$1,024	-$96	-$63	-13%	112%	25%
NovaGold Resources Inc.	Gold	$0	$1,863	$1,852	$167	-$51	-$20	-28%	-4%	7%
Seabridge Gold Inc.	Gold	$0	$1,000	$972	$808	$3	-$15	-36%	1%	1%

75th Percentile		$1,844	$1,822	$2,486	$1,762	$112	$211	-1%	17%	4%
Median		$801	$949	$1,321	$984	$35	$89	-13%	4%	-1%
25th Percentile		$250	$686	$876	$687	-$49	$0	-32%	-5%	-8%
Piedmont Lithium Inc.	Diversified Metals and Mining	$0	$1,133	$1,012	$298	-$20	-$38	15%	104%	34%
Percent Rank		0%	57%	31%	8%	33%	16%	92%	97%	Highest

Notes:
Data from S&P Capital IQ as of November 11, 2022 and all dollar amounts are shown in US$mm.

In consideration of the 2023 peer group information and guidance from the new independent compensation consultant, our Compensation Committee approved several changes to the executive compensation program for 2023, including a shift to a scorecard approach for the 2023 short-term incentive program in which the CEO and other named executive officers participate and a new long-term incentive compensation program for 2023 that is intended to better reflect market practices relating to equity compensation.

•
The 2023 STI scorecard is based on finance goals, operations goals, commercial goals, and ESG goals, each weighted 25% and each of which are composed of specific sub-goals which will be described in more detail in our 2024 proxy statement, along with performance against each goal. Performance against each goal in the 2023 STI scorecard will be measured at below threshold (resulting in no payout for such goal), threshold (resulting in a 50% payout), target (resulting in a 100% payout) and maximum (resulting in a 200% payout) levels.

•
The 2023 long-term incentive compensation program for the CEO and other named executive officers includes time-based RSUs that vest ratably over three years (representing 25% of the total grant), premium-priced stock options that cliff vest on December 31, 2025 (representing 25% of the total grant), and PSUs that vest based on Piedmont’s total shareholder return (TSR) relative to the TSR of a specified peer group over one, two, and three-year performance periods (representing the remaining 50% of the total grant).

These actions continued to execute on our strategy of aligning overall executive compensation closer to the median of our peer group.  The target for target total cash for the CEO was set between the 25th and 50th percentile and the target for LTI awards was set between 50th and 75th percentile. The Company heeded prior recommendations and veered away from one or more all-or-nothing goals. Moreover, following the practices of a majority of our peer group, Piedmont based a full 50% of our executive team’s long-term incentive compensation for 2023 on rTSR compared to the share performance of our peers. The Compensation Committee believes that these elements of the compensation strategy properly motivate and incentivize the Company executives to act in the best interests of driving company performance and growing shareholder value.

Conclusion

On behalf of the Piedmont’s Board of Directors, we ask that you take a discerning look at our Proposals 3-6, keeping an eye towards the realities of Piedmont’s operating environment as a U.S. company, employing a U.S. workforce, and building a U.S. based flagship project, all while under pressure to remain competitive in the war for talent. Upon taking these considerations, we ask that you vote “FOR” each of these Proposals and other Proposals that are up for vote at the Annual Meeting.

Our compensation program, as clearly outlined in our Proxy Statement is consistent with U.S. standards. We believe it is imperative that our compensation programs be in-line with those of our U.S. peers, so that we are in a position to attract and retain the best and the brightest to lead and guide our Company as we continue to grow as a public company.

We urge you to read the Proxy Statement and this supplement in their entirety. This supplement is being filed with the SEC and made available to stockholders on or about June 2, 2023. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the answer to the “Can I Change My Vote after I Submit My Proxy?” question included in the Proxy Statement for instructions on how to do so. Regardless of your decision, we appreciate you exercising your right to vote, and your support of Piedmont. Thank you in advance for your consideration.

Kind regards,

Jeff Armstrong
Chairman of the Board